Telos Corporation
Annual Incentive Plan
ARTICLE I
OBJECTIVE OF THE PLAN
The purpose of the Telos Corporation (“Company”) Annual Incentive Plan (the "Plan") is to recognize and reward management employees (“Participant(s)”) for contributing to the annual success of the Company and achieving annual predetermined performance objectives.
ARTICLE II
PLAN ADMINISTRATION
The Compensation Committee of the Board (“Committee”) will have authority to:
(i)establish and administer the Plan;
(ii)interpret all Plan terms and conditions;
(iii)determine eligibility for Plan participation;
(iv)    establish annual performance objectives for Participants;
(v)    review award calculations and approve Participant payments;
(vi)    amend or terminate the Plan with reasonable notice to Participants; and
(vii)    modify Plan awards with reasonable notice to Participants.
The Committee’s Plan-related determinations are final and binding on the Company and all Participants. Members of the Committee are not personally liable for any Plan-related determination made on behalf of the Company or any mistake of judgment made in good faith.
The “Plan Year” begins January 1 of each year and concludes on December 31 of that same year. A new Plan Year will begin each calendar year thereafter until the Committee determines otherwise.
ARTICLE III
PARTICIPATION
An employee selected to participate in this Plan must sign an award certificate or agreement in order to become a Participant. As soon as reasonably practical following the selection of a Participant, the Committee will deliver to that Participant the award certificate or an award agreement that will describe:
the Participant’s award targets
the Participant’s Plan performance criteria, goals and weights, and the award formula or matrix by which Plan awards will be calculated.
If a Participant is not actively employed by the Company on the last day of the Plan Year, except in the case of death or permanent disability, he or she will forfeit the right to receive a Plan Year award. Unless prohibited by law, if a Participant breaches any obligation under any agreement containing restrictive covenants between the Company and the Participant, either existing on the effective date of this Plan or entered into afterwards, he or she will forfeit the right to receive a Plan Year award.
If a Participant dies or is permanently disabled, as defined by the Company, during the Plan Year, his or her earned award, if any, will be pro-rated by taking the number of full months of participation in the Plan during the Plan Year and dividing those months by twelve (12). The prorated award will be distributed to Participant or, in the event of death, the decedent’s surviving spouse. If there is no surviving spouse, the prorated award will be distributed pursuant to the decedent’s will, and, in the event the decedent has no will, then in accordance with the intestacy statute of the decedent’s last known State of residence.
ARTICLE IV
ADMINISTRATIVE MATTERS
Awards under the Plan will be calculated based on the audited financial statements of the Company and, as soon as reasonably practical following the Committee’s determination that a Plan award has been earned and in the Committee’s discretion, settled in i) shares of the Company’s common stock under the Company’s 2016 Long-Term Incentive Plan (the “LTIP”) as an award of Unrestricted Shares (as defined in the LTIP), or ii) cash, or iii) a combination of shares and cash in amounts determined by the Committee. The number of Unrestricted Shares awarded to the Participant shall equal (i) the amount of the award earned by the Participant to be paid in shares as determined by the Committee divided by (ii) the Fair Market Value (as defined in the LTIP) as of the date the Committee determines the amount of the award that has been earned.

Any amount due under this Plan is payable from the Company’s general assets. This Plan does not create any interests in any specific assets of the Company. The terms of this Plan are confidential. By electing to participate in this Plan, the Participant agrees not to disclose the terms of this Plan to anyone other than the Participant’s spouse, legal counsel, and tax advisor, unless required by court order or other legal process.
This Plan is intended to provide “short-term deferrals” as described in Treasury Regulation § 1.409A-1(b)(4) under Section 409A of the Internal Revenue Code of 1986, as amended (or successor guidance thereto) (collectively, “Section 409A”), and not to be a “nonqualified deferred compensation plan” for purposes of Section 409A. The Plan shall be administrated and interpreted consistent with that intent.
The Committee may amend or terminate the Plan in whole or in part at any time. In the event of a Plan termination, for any reason, Participants will receive a pro-rated award, if earned, based on performance results up to the Plan termination date. Plan awards, if any, will be multiplied by a proration percentage, which is calculated by taking the number of full months, including the month in which the Plan termination occurred and dividing those months by twelve (12). Prorated awards will be as soon as practical following Plan termination, but in all events during the short-term deferral period under Section 409A. The performance criteria are subject to equitable adjustment, in the discretion of the Committee, in the event of a material corporate transaction such as an acquisition or disposition.
In the event there is a material restatement of Company financials after the payment of a Plan Year award, the Committee will determine the amount of overpayment, if any, using restated financial information and request repayment of the overpaid portion of Plan awards. Repayment of the excess portion of the award will occur within a reasonable period determined by the Committee, but in no event will the overpayment remain outstanding more than twelve months from the date the overpayment is identified by the Company.
A Participant’s rights under this Plan are not transferrable, except by will or the laws of descent and distribution. Any unauthorized transfer or attempted transfer of any right under this Plan is void. If a Participant attempts to transfer a right under this Plan, the Committee may terminate that right.
ARTICLE V
GOVERNING LAW
The laws of the Commonwealth of Virginia, regardless of any choice-of-law rules that might direct the application of the laws of any other jurisdiction, shall govern the validity, construction, performance and effect of the Plan.
The Board of Directors approved the Plan on February 25, 2022, and the Committee is approving an amendment and restatement of the Plan effective as of the date written below.
IN WITNESS WHEREOF, the Committee has executed this amended and restated Plan on the date written below.

/s/ Fredrick D. Shaufeld	9/20/2023
Chairman, Compensation Committee	Date

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